For Immediate Release	Media Contact:	Hannah Burns 212-526-4064

LEHMAN BROTHERS ANNOUNCES SENIOR APPOINTMENTS:

Dave Goldfarb Named Global Head of

Strategic Partnerships, Principal Investing and Risk;

Scott J. Freidheim and Ian T. Lowitt Named

Co-Chief Administrative Officers

NEW YORK - October 23, 2006 — Lehman Brothers, the global investment bank, today announced that Dave Goldfarb, Chief Administrative Officer, has been appointed global head of Strategic Partnerships, Principal Investing and Risk, a newly created Executive Committee position. Concurrently, the Firm announced the appointment of Scott J. Freidheim and Ian T. Lowitt as Co-Chief Administrative Officers.

Commenting on the appointments, Chairman and Chief Executive Officer Richard S. Fuld, Jr. said, “For over a decade, we have achieved sustained growth by delivering the full resources of the Firm to our clients worldwide. We are now positioned to accelerate this growth through acquisitions, joint ventures and principal opportunities. Dave’s experience and responsibilities at the Firm make him ideally suited for this new role and will also enable us to maintain the very best risk management practices. I am equally thrilled that Scott and Ian will be managing the Firm’s corporate functions, a critical responsibility as the organization continues to grow.”

In his new role, Mr. Goldfarb will be responsible for leveraging the Firm’s global relationships and will oversee all of the Firm’s principal investments, mergers and acquisitions and strategic joint ventures, risk management and capital deployment. He will also oversee Global Trading Strategies and Global Principal Strategies.

Mr. Freidheim and Mr. Lowitt will split the role of Chief Administrative Officer. Mr. Freidheim will continue to serve as global head of Strategy, Corporate Communications and Brand Strategy, and will now assume global oversight of Business Development Services, the Corporate Advisory Division, Human Resources, including Diversity, Recruiting and Talent Management, and Security. He will remain in his role as Chief of Staff in the Office of the Chairman and CEO. Mr. Lowitt, previously Chief Administrative Officer for Europe, will be responsible for the global oversight of Corporate Real Estate, Finance, Investor Relations, Operations, Productivity and Process Improvement and Technology. Both Mr. Freidheim and Mr. Lowitt will join the Firm’s Management Committee.

Mr. Goldfarb joined Lehman Brothers in 1993. He became Chief Financial Officer in 2000. In 2004 he was appointed Chief Administrative Officer. He is a member of the Firm’s Executive Committee.

Mr. Freidheim joined Lehman Brothers in 1991. In 1996, he was appointed Chief of Staff to the Chairman and CEO. Mr. Freidheim was made global head of Corporate Communications, Advertising, Marketing and Brand Strategy in 2003. In 2005, he was named global head of Strategy.

Mr. Lowitt joined Lehman Brothers in 1994 as head of Corporate Development. He was appointed Treasurer and global head of Tax in 2000. In 2005, he was named Chief Administrative Officer for Europe.

Lehman Brothers (ticker symbol: LEH), an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients, and high-net-worth individuals worldwide. Founded in 1850, Lehman Brothers maintains leadership positions in equity and fixed income sales, trading and research, investment banking, private investment management, asset management and private equity. The Firm is headquartered in New York, with regional headquarters in London and Tokyo, and operates in a network of offices around the world. For further information about Lehman Brothers’ services, products and recruitment opportunities, visit the Firm’s Web site at www.lehman.com.

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